Press
Release

Contact:	Mark E. Patten Sr. Vice President & Chief Financial Officer
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA REPORTS PAYOFF OF $19.56 MILLION COMMERCIAL MORTGAGE LOAN INVESTMENT

January 7, 2014 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that the outstanding principal balance on the Company’s commercial mortgage loan investment (the “Loan Investment”) has been paid off prior to its scheduled maturity. The Loan Investment had an original principal balance of $19.56 million and was secured by a hotel in Atlanta, Georgia. The Company acquired the Loan Investment in August 2013 for approximately $17.65 million. Including principal payments, interest payments, and fees the Company earned approximately $2.5 million in the 5 months of this Loan Investment.

John P. Albright, President and Chief Executive Officer of the Company, stated, “We are pleased with the result achieved from our first investment in a commercial mortgage loan, receiving a full payoff of the principal balance relative to the discount to par that we paid."

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. (NYSE MKT: CTO) is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States as well as over 10,000 acres of land in the Daytona Beach area.  Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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